Execution Version

AMENDMENT NO. 1

TO THE

MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NO. 1 to the MASTER TRANSFER AGENCY AND SERVICE AGREEMENT (“Amendment”) is dated as of August 3, 2021, by and between the VALIC RETIREMENT SERVICES COMPANY and VALIC COMPANY I (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has approved this Amendment to the Master Transfer Agency and Service Agreement (“Agreement”), and it is not required to be approved by the shareholders of the Funds.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. All references to “VALIC Company II” are hereby deleted.

2. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

VALIC RETIREMENT SERVICES COMPANY

By:	/s/ CINDY BURNETTE
Name:	Cindy Burnette
Title:	Vice President and Assistant Treasurer

VALIC COMPANY I

By:	/s/ JOHN T. GENOY
Name: John T. Genoy
Title: President